ROSS MILLER
Secretary of State
(775) 684 5708
Website: secretaryofstate.biz
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation: AMERICAN WATER STAR, INC.

2. The articles have been amended as follows (provide article numbers, if available):

The Amendment of the Articles of Incorporation is to change the name of the Corporation and to reverse split the shares of the Company on a one for one-hundred basis, to reauthorize the par value at .0001 per share and to increase the number of shares authorized thereafter to 125,000,000 common shares and 25,000,000 preferred shares. The articles, after the reverse, as amended, read as follows:

Article One: The name of the Corporation is Prime Star Group, Inc.

Article Four: The total number of shares of stock which the Corporation shall have authority to issue is 150,000,000 (One Hundred and Fifty Million) of which 125,000,000 (One Hundred and Twenty-Five Million) shall be designated common shares and 25,000,000 (Twenty-Five Million) shall be designated preferred.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:  2/3rds majority.

4. Effective date of filing (optional): n/a
(must not be later than 90 days after the certificate is filed)

5. Officer Signature (Required):

/s/ Roger Mohlman

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.
This form must be accompanied by appropriate fees. Nevada Secretary of State AM 78.385 Amend 2007 Revised on: 01/01/07